UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 9, 2005

LANDEC CORPORATION

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation or organization)

0-27446	94-3025618
(Commission file number)	(IRS Employer Identification No.)

3603 Haven Avenue, Menlo Park, California 94025

(Address of principal executive offices and zip code)

(650) 306-1650

(Registrant’s telephone number,
including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Definitive Material Agreement.

On June 9, 2005, the Board of Directors (the “Board”) of Landec Corporation (the “Company”) approved the performance criteria and structure for cash bonuses that may be awarded to employees of the Company and its subsidiaries for the 2006 fiscal year (the “Plan”).  Employees of the Company and its subsidiaries may earn cash bonuses based upon the achievement of separate income and revenue targets for the Company, Apio, Inc. and Landec Ag, Inc.  Bonuses are calculated by multiplying a percentage of each participant’s base salary by the percentage of the aggregate performance goals that is attained.  The percentage of base salary used to determine each participant’s cash bonus payment ranges from 40% to 100% of base salary for executive officers and from 7% to 65% for other employees.  Participants must attain a minimum percentage of the aggregate performance goals to receive a bonus under the Plan and a bonus may not exceed a participant’s base salary.  Also, participants must be employed by the Company or one of its subsidiaries at the time that bonuses are paid.  Bonus payments, if any, will be made in single lump sum cash payments as soon as practicable after the end of the Company’s fiscal year.

The Board also approved an increase in the base salary of Greg Skinner, the Company’s Chief Financial Officer, to $236,545 for fiscal year 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDEC CORPORATION
Registrant

Date: June 14, 2005	By:	/s/ Gregory S. Skinner
Gregory S. Skinner
Vice President of Finance and
Chief Financial Officer